Intermediate Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$141,829
Class B	$9,118
Class C	$10,630
Class F	$16,411
Total	$177,988
Class 529-A	$4,198
Class 529-B	$667
Class 529-C	$2,273
Class 529-E	$249
Class 529-F	$609
Class R-1	$144
Class R-2	$3,190
Class R-3	$3,441
Class R-4	$1,115
Class R-5	$2,772
Total	$196,646

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5296
Class B	$0.4370
Class C	$0.4299
Class F	$0.5360
Class 529-A	$0.5243
Class 529-B	$0.4195
Class 529-C	$0.4215
Class 529-E	$0.4884
Class 529-F	$0.5541
Class R-1	$0.4272
Class R-2	$0.4305
Class R-3	$0.4809
Class R-4	$0.5294
Class R-5	$0.5696

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	262,297
Class B	19,638
Class C	22,889
Class F	33,318
Total	338,142
Class 529-A	8,581
Class 529-B	1,603
Class 529-C	5,615
Class 529-E	530
Class 529-F	1,329
Class R-1	357
Class R-2	7,877
Class R-3	7,827
Class R-4	2,467
Class R-5	4,927
Total	41,113

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.39
Class B	$13.39
Class C	$13.39
Class F	$13.39
Class 529-A	$13.39
Class 529-B	$13.39
Class 529-C	$13.39
Class 529-E	$13.39
Class 529-F	$13.39
Class R-1	$13.39
Class R-2	$13.39
Class R-3	$13.39
Class R-4	$13.39
Class R-5	$13.39